UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2016

Starbucks Corporation

(Exact name of registrant as specified in its charter)

Washington	0-20322	91-1325671
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

2401 Utah Avenue South,

Seattle, Washington 98134

(Address of principal executive

offices) (Zip Code)

(206) 447-1575

(Registrant’s telephone number,

including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2016, Starbucks Corporation (the “Company” or “Starbucks”) announced the following senior leadership changes to be effective September 1, 2016.

Cliff Burrows, group president, U.S. and Americas, will assume the role of group president, Siren Retail. In this new role, Mr. Burrows will have global responsibility for the Starbucks Reserve® Roastery & Tasting Rooms, as well as the Starbucks Reserve®-only stores. He will also lead the expansion of stand-alone Princi locations including integration of Princi as the exclusive food purveyor at the Starbucks Reserve® Roastery & Tasting Rooms and the Starbucks Reserve®-only stores. In addition, Mr. Burrows will have responsibility globally for the Teavana retail business. He will remain a member of Starbucks senior leadership team and will report to Howard Schultz, chairman and ceo.

John Culver, group president, China/Asia Pacific (CAP), Channel Development (CPG) and Emerging Brands will assume the role of group president, Starbucks Global Retail, with responsibility for Starbucks retail sales around the world. Reporting directly to Mr. Culver will be the senior Starbucks leaders overseeing the EMEA and CAP regions, as well as the Americas company-operated and licensed stores. He will remain a member of the Starbucks senior leadership team and will continue to report to Kevin Johnson, president and chief operating officer.

In addition to Mr. Burrows and Mr. Culver, also reporting directly to Mr. Johnson will be Scott Maw, executive vice president, chief financial officer, Lucy Helm, evp, general counsel and secretary, Michael Conway, president, Global Channel Development, as well as the senior leaders of the Company’s supply chain, technology, partner (human) resources and marketing organizations.

As part of these leadership changes, Mr. Schultz will increase his focus on global strategy, global store development and store design innovation to position Starbucks for its next wave of global growth. He will also continue to work closely with his Senior Leadership Team to ensure continued disciplined growth and operational excellence around the world.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION

Dated: July 25, 2016

	By:	/s/ Lucy Lee Helm
	Name:	Lucy Lee Helm
	Title:	executive vice president, general counsel and secretary